EXHIBIT 3(a)

[SEAL]

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

FIRST COMMUNITY FINANCIAL GROUP, INC.

* * * * *

ARTICLE I

Name

                The name of the corporation shall be FIRST COMMUNITY FINANCIAL GROUP, INC.

ARTICLE II

Duration

                The corporation’s period of duration shall be perpetual.

ARTICLE III

PURPOSES

                The purposes for which the corporation is organized are:

                Section 3.1.   To engage in business as a bank holding company.

                Section 3.2.   To carry on any lawful business whatsoever in connection with the foregoing for which corporations may be incorporated under the Washington Business Corporation Act, including any amendments thereto or successor statutes that may hereinafter be enacted.

ARTICLE IV

CAPITAL

The aggregate number of shares that the Corporation shall have authority to issue is 10,200,000 shares, 10,000,000 of which shall be common shares with no par value per share, and 200,000 shares of preferred stock with no par value per share.  The preferred stock will have such rights and preferences as may be determined by resolution of the Board of Directors.

ARTICLE IV

NO PRE-EMPTIVE RIGHTS

No shareholder shall have the pre-emptive right to acquire unissued shares of the corporation, or securities convertible into shares of any class whatsoever, whether now or hereafter authorized, and whether issued for cash, property, services or otherwise.

ARTICLE VI

NO CUMULATIVE VOTING

Each shareholder entitled to vote at any election for directors shall have the right to vote, in person or by proxy, the number of shares owned by him/her for as many persons as there are directors to be elected and for whose election he/she has a right to vote, and no shareholder shall be entitled to cumulate his/her votes.

ARTICLE VII

POWER TO AMEND BYLAWS

The Board of Directors shall have full power to adopt, alter, amend or repeal the Bylaws or adopt new Bylaws.  Nothing herein, however, shall deny the concurrent power of the shareholders to adopt, alter, amend, or repeal the Bylaws.

ARTICLE VIII

RIGHT TO AMEND

The corporation reserves the right to amend, alter, change or repeal any provision of its Articles of Incorporation to the extent permitted by the laws of the State of Washington.  All rights of shareholders are granted subject to this reservation.

ARTICLE IX

REGISTERED OFFICE AND AGENT

The address of the initial registered office of the corporation is 721 College Street S.E., P.O. Box 3800, Lacey, Washington 98509-3800.  The name of its initial registered agent at that address is Ken F. Parsons.

ARTICLE X

CONTRACTS

The corporation may enter into a contract and otherwise transact business as vendor, purchaser or otherwise, with its directors, officers and shareholders, and with corporations, associations, firms and entities in which they are or may become interested as directors, officers, shareholders, members or otherwise, as freely as though such adverse interest did not exist, even though the vote, action or presence of such director, officer or shareholder may be necessary to obligate the corporation upon such contract or transaction; and in the absence of fraud, no such contract or transaction shall be avoided and no such director, officer of shareholder shall be held liable to account to the corporation, by reason of such adverse interest or any fiduciary relationship to the corporation arising out of such office or stock ownership, for any profit or benefit realized by him/her through any such contract or transaction; provided that the nature of the interest of such director, officer or shareholder though not necessarily the details or extent thereof, be disclosed or known to the Board of Directors or shareholders of the corporation, at the meeting thereof at which such contract or transaction is authorized or confirmed.  A general notice that a director, officer or shareholder of the corporation is interested in any corporation, association, firm or entity shall be sufficient disclosure as to such director, officer or shareholder with respect to all contracts and transactions with that corporation, association, firm or entity.

ARTICLE XI

CAPITAL SURPLUS

The corporation may use its unreserved and unrestricted capital surplus to purchase its own shares and may, from time to time, distribute to shareholders, cash or property out of its capital surplus.

ARTICLE XII

BOARD NOMINATIONS

Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholders of any outstanding class of stock of the corporation entitled to vote for the election of directors.  Nominations, other than those made by the Board of Directors, shall be made in writing and shall be delivered or mailed, U.S. mail, postage prepaid, to the Chairman of the corporation not less than fourteen (14) days nor more than fifty (50) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, such nomination shall be delivered or mailed, U.S. mail, postage prepaid, to the Chairman of the corporation not later than the close of business on the seventh (7th) day following the day on which the notice of meeting was mailed.  Such notification shall contain the following information to the extent known to the notifying shareholder:

                                (a)           The name and address of each proposed nominee;

                                (b)           The principal occupation of each proposed nominee;

                                (c)           The total number of shares of stock of the corporation that will be voted for each proposed nominee;

                                (d)           The name and address of the notifying shareholder; and

                                (e)           The number of shares of common stock of the corporation owned by the notifying shareholder.

Nominations not made in accordance herewith may, in his/her discretion, be disregarded by the Chairman of the meeting, and upon his/her instructions, the vote teller may disregard all votes cast for such nominee.

ARTICLE XIII

INDEMNIFICATION AND DIRECTOR LIABILITY

Section 13.1.        Definitions.  As used in this Article:

(a)           The term “Egregious Conduct” by a person shall mean acts or omissions that involve intentional misconduct or a knowing violation of law, conduct violating Section 23B.08.310 of the Revised Code of Washington, as amended, or participation in any transaction from which the person will personally receive a benefit in money, property, or services to which the person is not legally entitled.

(b)           The term “Finally Adjudged” shall mean stated in a judgment based upon clear and convincing evidence by a court having jurisdiction, from which there is no further right to appeal.

(c)           The term “Director” shall mean any person who is a director of the corporation and any person who, while a director of the corporation, is serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of the corporation or of any employer in which it has ownership interest; and “conduct as a Director” shall include conduct while a Director is acting in any of such capacities.

(d)           The term "Officer-Director" shall mean any person who is simultaneously both an officer and director of the corporation and any person who, while simultaneously both an officer and director of the corporation, is serving at the request of the corporation as a director, officer, manager, partner, trustee, employee, or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of the corporation or of any employer in which it has an ownership interest; and "conduct as an Officer-Director" shall include conduct while such a person is acting as an officer of the corporation or in any of such other capacities.

(e)           The term “Subsidiary Corporation” shall mean any corporation or limited liability company at least eighty percent of the voting interests of which is held beneficially by this corporation.

(f)            The term “Subsidiary Outside Director” shall mean any person who, while not principally employed by this corporation or any Subsidiary Corporation, is a director or manager of a Subsidiary Corporation and any such person who, while a director or manager of a Subsidiary Corporation, is serving at the request of such corporation as a director, officer, manager, partner, trustee, employee, or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of such corporation or of any employer in which it has an ownership interest; and “conduct as a Subsidiary Outside Director” shall include conduct while such a person is acting in any of such capacities.

Section 13.2         Liability of Directors.  No Director, Officer-Director, former Director or former Officer-Director shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a Director of Office-Director occurring after the effective date of this Article unless the conduct is Finally Adjudged to have been Egregious Conduct.

Section 13.3         Liability of Subsidiary Outside Directors.  No Subsidiary Outside Director or former Subsidiary Outside Director shall be personally liable in any action brought directly by this corporation as a shareholder of the Subsidiary Corporation or derivatively on behalf of the Subsidiary Corporation (or by any shareholder of this corporation double-derivatively on behalf of this corporation and the Subsidiary Corporation) for monetary damages for conduct as a Subsidiary Outside Director occurring after the effective date of this Article unless the conduct is Finally Adjudged to have been Egregious Conduct.

Section 13.4.        Mandatory Indemnification of Directors.  Subject to Sections 13.7 and 13.8 of this Article, the corporation shall indemnify any person who is, or is threatened to be made, a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, and whether by or in the right of the corporation or its shareholders or by any other party, by reason of the fact that the person is or was a Director, Officer-Director, or Subsidiary Outside Director against judgments, penalties or penalty taxes, fines, settlements (even if paid or payable to the corporation or its shareholders or to a Subsidiary Corporation) and reasonable expenses, including attorneys’ fees, actually incurred in connection with such action, suit or proceeding unless the liability and expenses were on account of conduct Finally Adjudged to be Egregious Conduct.

Section 13.5.        Advancing Expenses.  Except as prohibited by Sections 13.7 and 13.8 of this Article, the reasonable expenses, including attorneys’ fees, of a Director, Officer-Director, Subsidiary Outside Director, or person formerly serving in any such capacities, incurred in connection with an action, suit or proceeding in which the individual is entitled to indemnification under Section 13.4 shall be paid or reimbursed by the corporation, upon request of such person, in advance of the final disposition of such action, suit or proceeding upon receipt by the corporation of a written, unsecured promise by the person to repay such amount if it shall be Finally Adjudged that the person is not eligible for indemnification.  All expenses incurred by such person in connection with such action, suit or proceeding shall be considered reasonable unless Finally Adjudged to be unreasonable.

Section 13.6.        Procedure.  Except as required by Section 13.7 and 13.8 of this Article, no action by the Board of Directors, the shareholders, independent counsel, or any other person or persons shall be necessary or appropriate to the determination of the corporation’s indemnification obligation under this Article in any specific case, to the determination of the reasonableness of any expenses incurred by a person entitled to indemnification under this Article, nor to the authorization of indemnification in any specific case.

Section 13.7.        Exception for Internal Claims.  Notwithstanding anything else in these Articles, the corporation shall not be obligated to indemnify any person for any expenses, including attorneys’ fees, incurred to assert any claim against the corporation (except a claim to enforce rights to indemnification) or any person related to or associated with it, including any person who would be entitled hereby to indemnification in connection with the claim.

Section 13.8.        Exception for Regulatory Claims.

                (a)           Regulatory Proceeding Generally.  Notwithstanding anything else in these Articles, indemnification of any Director, Officer-Director or Subsidiary Outside Director, or any person formerly serving in any such capacities, and advancement of expenses in connection with either an administrative proceeding or a civil action instituted by a federal banking agency (“Regulatory Proceedings”) shall be governed by this Section.

                (b)           Banking Regulations Defined.  The term “Banking Regulations” shall mean any state or federal laws or regulations applicable to the corporation, or any formal policies adopted by a regulatory agency having jurisdiction over the corporation.

                (c)           Indemnification in Regulatory Proceedings.  The corporation shall provide indemnification and advancement of expenses in connection with Regulatory Proceedings to the extent permitted, and in the manner prescribed by Banking Regulations.  Insurance and other means to ensure payment of costs and expenses in Regulatory Proceedings may be obtained or provided to the extent permitted and in the manner prescribed by Banking Regulations.

                (d)           Federal Deposit Insurance Corporation.  Notwithstanding anything else in these Articles, the Articles are subject to the requirements and limitations set forth in state and federal laws, rules, regulations, and orders regarding indemnification and prepayment of legal expenses and liabilities, including Section 18(k) of the Federal Deposit Insurance Act, as amended, and Part 359 of the Federal Deposit Insurance Corporation’s Rules and Regulations or any successor regulations.  To the extent of any conflict between state and federal law regarding the interpretation and scope of the Articles, federal law shall supercede and control.

                Section 13.9.        Enforcement of Rights.  The corporation shall indemnify any person granted indemnification rights under this Article against any reasonable expenses incurred by the person to enforce such rights.

                Section 13.10.      Set-off of Claims.  Any person granted indemnification rights herein may directly assert such rights in set-off of any claim raised against the person by or in the right of the corporation and shall be entitled to have the same tribunal which adjudicates the corporation’s claim adjudicate the person’s entitlement to indemnification by the corporation.

                Section 13.11.      Continuation of Rights.  The indemnification rights provided in this Article shall continue as to a person who has ceased to be a Director, Officer-Director, or Subsidiary Outside Director and shall inure to the benefit of the heirs, executors, and administrators of such person.

                Section 13.12.      Effect of Amendment or Repeal.  Any amendment or repeal of this Article shall not adversely affect any right or protection of a Director, Officer-Director, or Subsidiary Outside Director or person formerly serving in any of such capacities existing at the time of such amendment or repeal with respect to acts or omissions occurring prior to such amendment or repeal.

                Section 13.13.      Severability of Provisions.  Each of the substantive provisions of this Article is separate and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions.

                Section 13.14.      Application to Officers, Employees and Agents.  By resolution, the Board of Directors may extend the provisions of this Article 13 to any officers, employees or agents of the corporation.

ARTICLE XIV

DIRECTORS

                The board of directors shall be divided into three classes:  Class 1, Class 2, and Class 3, which shall be nearly equal in number as possible.  Each director shall serve for a term ending on the date of the third annual meeting of the shareholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class 1 shall hold office until the annual meeting of shareholders in 1998, each initial director in Class 2 shall hold office until the annual meeting of shareholders in 1989; and each initial director in Class 3 shall hold office until the annual meeting of shareholders in 1990.

ARTICLE XV

INCORPORATOR

                The name and address of the incorporator is George W. Bowen, 3033 Carpenter Loop S.E., Lacey, Washington 98503.

ARTICLE XVI

EVALUATING OFFERS

                The Board of Directors of the corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the corporation, (b) merge or consolidate the corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the community, employees, customers, and other constituents of the corporation and its subsidiary.

ARTICLE XVII

FAIR PRICE PROVISION

                Section 17.1.        In addition to the requirements of any applicable statute, and notwithstanding any other provisions of any other articles of these Articles of Incorporation, the affirmative vote of not less than 90% of the total shares which are entitled to be voted in an election of directors shall be required for the approval of any Business Combination (as defined below).

                Section 17.2.        The approval requirements of Section 17.1 shall not apply if either:

                                (a)           The Business Combination is approved by at least 66 2/3% of the Directors of the Corporation; or

                                (b)           Both of the following conditions are satisfied:

                                                (i)            The cash of fair market value of the property, securities or other consideration to be received per share in the Business Combination by holders of the common stock of the corporation is not less than the highest price per share (including brokerage commissions, soliciting dealers’ fees and dealer-management compensation) paid by such offeror in acquiring any of its holdings of the corporation’s common stock; and

                                                (ii)           A proxy statement responsive to the requirements of the Securities Exchange Act of 1934, whether or not the corporation is then subject to such requirements, shall be mailed to the stockholders of the corporation for the purpose of soliciting stockholders approval of such Business Combination.

                Section 17.3.        For the purposes of this Article 17:

                                (a)           The term “Business Combination” shall mean (i) any merger or consolidation of the corporation, (ii) any sale, lease, exchange, transfer or other disposition, including, without limitation a mortgage or any other security device, of all or any Substantial part (as defined below) of the assets of the corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, (iii) any merger or consolidation with or into a corporation or its subsidiary, (iv) the issuance of any securities of the corporation or a subsidiary of the corporation to any person or entity, or (v) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination

                                (b)           The term “Substantial Part” shall mean more than 10% of the total assets of the corporation in question, as of the end of its most recent fiscal year prior to the time determination is being made;